Filed Pursuant to Rule 433

Registration Statement No. 333-207700

Pricing Term Sheet

November 9, 2015

Delphi Automotive PLC

$650,000,000 3.150% Senior Notes due 2020

$650,000,000 4.250% Senior Notes due 2026

Pricing Term Sheet

Terms applicable to the $650,000,000 3.150% Senior Notes due 2020

Issuer:	Delphi Automotive PLC

Guarantees:	The notes will be guaranteed by certain of the Issuer’s existing and future subsidiaries that are obligors under Delphi Corporation’s outstanding notes and revolving credit facility.

Security:	3.150% Senior Notes due 2020

Principal Amount:	$650,000,000

Trade Date:	November 9, 2015

Settlement Date*:	T+7; November 19, 2015

Maturity:	November 19, 2020

Coupon:	3.150%

Issue Price:	99.784%

Yield to Maturity:	3.197%

Spread to Benchmark Treasury:	+145 bps

Benchmark Treasury:	UST 1.375% due October 31, 2020

Benchmark Treasury Price and Yield:	98-07+ and 1.747%

Interest Payment Dates:	May 19 and November 19, commencing May 19, 2016

Redemption Provisions:

Make-Whole Call:	Before the par call date at a discount rate of Treasury plus 25 basis points, plus accrued and unpaid interest, if any

Par Call:	Commencing October 19, 2020, plus accrued and unpaid interest, if any, at 100%

Special Mandatory Redemption:	In the event that we do not consummate the Acquisition on or prior to June 30, 2016, or such future date as may be extended by agreement between HellermannTyton Group PLC and us with the prior consent of the Panel and (if required) the approval of the Court, or if prior to such date, our offer is abandoned (for the avoidance of any doubt, any modification of our offer to be a takeover offer shall not be deemed an abandonment), then we will redeem all of the notes, on the special mandatory redemption date (as defined below) at a redemption equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “special mandatory redemption date” means the earlier to occur of (1) July 8, 2016 (or, in the case of an extension as described above, five business days after the applicable extended date), if the Acquisition has not been completed on or prior to June 30, 2016 (or, in the case of an extension as described above, five business days after the applicable extended date), and (2) the fifth business day following termination of our offer for any reason.

Use of Proceeds:	To fund a portion of the cash consideration payable in connection with the acquisition of HellermannTyton Group PLC (the “Acquisition”), to pay fees and expenses associated with this offering and for general corporate purposes.

CUSIP:	24713G AA0

ISIN:	US24713GAA04

Anticipated Ratings**:	Baa3 (p) /BBB (s) /BBB (s)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC

Terms applicable to the $650,000,000 4.250% Senior Notes due 2026

Issuer:	Delphi Automotive PLC

Guarantees:	The notes will be guaranteed by certain of the Issuer’s existing and future subsidiaries that are obligors under Delphi Corporation’s outstanding notes and revolving credit facility.

Security:	4.250% Senior Notes due 2026

Principal Amount:	$650,000,000

Trade Date:	November 9, 2015

Settlement Date*:	T+7; November 19, 2015

Maturity:	January 15, 2026

Coupon:	4.250%

Issue Price:	99.942%

Yield to Maturity:	4.256%

Spread to Benchmark Treasury:	+190 bps

Benchmark Treasury:	UST 2.000% due August 15, 2025

Benchmark Treasury Price and Yield:	96-29 and 2.356%

Interest Payment Dates:	July 15 and January 15, commencing July 15, 2016

Redemption Provisions:

Make-Whole Call:	Before the par call date at a discount rate of Treasury plus 30 basis points, plus accrued and unpaid interest, if any

Par Call:	Commencing October 15, 2025, plus accrued and unpaid interest, if any, at 100%

Special Mandatory Redemption:	In the event that we do not consummate the Acquisition (as defined below) on or prior to June 30, 2016, or such future date as may be extended by agreement between HellermannTyton Group PLC and us with the prior consent of the Panel and (if required) the approval of the Court, or if prior to such date, our offer is abandoned (for the avoidance of any doubt, any modification of our offer to be a takeover offer shall not be deemed an abandonment), then we will redeem all of the notes, on the special mandatory redemption date (as defined below) at a redemption equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “special mandatory redemption date” means the earlier to occur of (1) July 8, 2016 (or, in the case of an extension as described above, five business days after the applicable extended date), if the Acquisition has not been completed on or prior to June 30, 2016 (or, in the case of an extension as described above, five business days after the applicable extended date), and (2) the fifth business day following termination of our offer for any reason.

Use of Proceeds:	To fund a portion of the cash consideration payable in connection with the acquisition of HellermannTyton Group PLC (the “Acquisition”), to pay fees and expenses associated with this offering and for general corporate purposes.

CUSIP:	24713G AB8

ISIN:	US24713GAB86

Anticipated Ratings**:	Baa3 (p) /BBB (s) /BBB (s)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC

*	It is expected that delivery of the notes will be made to investors on or about November 19, 2015, which will be the seventh business day following the date hereof (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next three succeeding business days should consult their own advisors.
**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing, as applicable, (1) Barclays Capital Inc. toll-free at 1-888-603-5847, (2) Citigroup Global Markets Inc. toll-free at (800) 831-9146, (3) Deutsche Bank Securities Inc. toll-free at 800-503-4611 or (4) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.